NEWS RELEASE
WESCO International, Inc. / 225 West Station Square Drive, Suite 700 / Pittsburgh, PA 15219
Wesco International Reports Second Quarter 2022 Results
•Record net sales of $5.5 billion, up 19% YOY
–Organic sales growth of 21%
–Record backlog as of June 30, 2022, up more than 80% YOY and up approximately 10% sequentially
•Record operating profit of $371 million, up 69% YOY; operating margin of 6.8%, up 200 basis points YOY
–Record gross margin of 21.7%, up 70 basis points YOY and up 40 basis points sequentially
–Record adjusted operating profit of $388 million, up 48% YOY; record adjusted operating margin of 7.1%, up 140 basis points YOY and 70 basis points sequentially
–Record adjusted EBITDA of $444 million, up 44% YOY; record adjusted EBITDA margin of 8.1%, up 140 basis points YOY and 70 basis points sequentially
•Record earnings per diluted share of $3.95
–Adjusted earnings per diluted share of $4.19, up 59% YOY and 15% sequentially
•Leverage of 3.4x; decrease of 0.2x sequentially
•Raising 2022 outlook for adjusted earnings per diluted share to a range of $15.60 to $16.40, or up 55% to 65% versus prior year
PITTSBURGH, August 4, 2022 /Business Wire/ -- Wesco International (NYSE: WCC), a leading provider of business-to-business distribution, logistics services and supply chain solutions, announces its results for the second quarter of 2022.
“The exceptional results we are reporting today for the second quarter should be a clear signal that the beat goes on in terms of the value creation of Wesco’s new business model as we pass the second anniversary of the Anixter merger. We once again set new company records for sales, backlog, margin and profitability, and leverage is back to within our target range, a full year earlier than what we guided the market to expect after we completed our merger in June 2020. It is important to understand that our momentum continues to build as we outperform the market and deliver superior value to our customers. The power of our scale, expanded portfolio, and industry-leading positions is made clearer quarter after quarter and is undeniable.”
Mr. Engel continued, “Strong demand in our end markets continues to underpin the accelerating performance of each of our strategic business units. Each strategic business unit again delivered double-digit sales and profit growth in the quarter driven by the ongoing success of our enterprise-wide cross selling and margin improvement programs. Our increased profitability continues to fuel our investment in advanced digital capabilities creating a virtuous cycle which is expected to result in an even higher level of performance, operating efficiency and customer loyalty.”
Mr. Engel added, “As you recall, after excellent results in the first quarter, we substantially increased our outlook for the year. As a result of our outstanding results in the second quarter and the strong execution across our business, we are again raising our outlook for 2022. We now expect sales to increase 16% to 18% and adjusted EBITDA to expand to between 7.8% and 8.0%, equating to approximately $1.68 billion of adjusted EBITDA at the midpoint of our outlook range. We are increasing our outlook for adjusted EPS to a range of $15.60 to $16.40. Given our robust growth and continued investment in inventory to support our record backlog, we are revising our full year 2022 outlook for free cash flow to 50% of adjusted net income. The demonstrated strength of our business model and the success of our integration efforts over the last two years have established a track record of superior results for the new Wesco. While we are pleased with our progress, we are excited because there is still substantial value to be generated from the transformational combination of Wesco and Anixter, and we look forward with confidence to a future of sustained growth and market outperformance.”

The following are results for the three months ended June 30, 2022 compared to the three months ended June 30, 2021:
•Net sales were $5.5 billion for the second quarter of 2022 compared to $4.6 billion for the second quarter of 2021, an increase of 19.3% reflecting pricing, strong demand, secular growth trends, and expanded product and service offerings. Organic sales for the second quarter of 2022 grew by 20.9% as fluctuations in foreign exchange rates negatively impacted reported net sales by 1.6%. Sequentially, net sales grew 11.2% and organic sales grew 10.0%. Backlog at the end of the second quarter of 2022 increased by more than 80% to a record level compared to the end of the second quarter of 2021. Sequentially, backlog grew approximately 10%, marking the sixth consecutive quarter of sequential growth.
•Cost of goods sold for the second quarter of 2022 was $4.3 billion compared to $3.6 billion for the second quarter of 2021, and gross profit was $1.2 billion and $1.0 billion, respectively. As a percentage of net sales, gross profit was 21.7% and 21.0% for the second quarter of 2022 and 2021, respectively. Gross profit as a percentage of net sales for the second quarter of 2022 reflects our focus on value-driven pricing and the continued momentum of our gross margin improvement program, along with a benefit from inflation due to the use of the average cost method to value inventories. The second quarter of 2021 included a write-down to the carrying value of certain personal protective equipment inventories that unfavorably impacted gross profit as a percentage of net sales by approximately 20 basis points. Sequentially, gross profit as a percentage of net sales increased 40 basis points from 21.3% for the first quarter of 2022.
•Selling, general and administrative ("SG&A") expenses were $772.9 million, or 14.1% of net sales, for the second quarter of 2022, compared to $699.6 million, or 15.2% of net sales, for the second quarter of 2021. SG&A expenses for the second quarter of 2022 and 2021 include merger-related and integration costs of $13.4 million and $37.7 million, respectively. Adjusted for these amounts, SG&A expenses were $759.4 million, or 13.8% of net sales, for the second quarter of 2022 and $661.9 million, or 14.4% of net sales, for the second quarter of 2021. SG&A expenses for the second quarter of 2022 reflect higher salaries and variable compensation expense, as well as higher volume-related costs driven by significant sales growth. In addition, digital transformation initiatives contributed to higher information technology expenses in the second quarter of 2022. The realization of integration cost synergies partially offset these increases.
•Depreciation and amortization for the second quarter of 2022 was $45.9 million compared to $46.7 million for the second quarter of 2021, a decrease of $0.8 million. In connection with an integration initiative to review the Company's brand strategy, certain legacy trademarks are migrating to a master brand architecture, which resulted in $3.7 million and $5.0 million of accelerated amortization expense for the second quarter of 2022 and 2021, respectively.
•Operating profit was $370.7 million for the second quarter of 2022 compared to $218.9 million for the second quarter of 2021, an increase of $151.8 million, or 69.4%. Operating profit as a percentage of net sales was 6.8% for the current quarter compared to 4.8% for the second quarter of the prior year. Adjusted for the merger-related and integration costs, and accelerated trademark amortization described above, operating profit was $387.8 million, or 7.1% of net sales, for the second quarter of 2022 and $261.6 million, or 5.7% of net sales, for the second quarter of 2021. Adjusted operating margin was up 140 basis points compared to the prior year.
•Net interest expense for the second quarter of 2022 was $68.5 million compared to $67.6 million for the second quarter of 2021.
•The effective tax rate for the second quarter of 2022 was 26.5% compared to 21.6% for the second quarter of 2021. The effective tax rate for the quarter ended June 30, 2022 was higher than the comparable prior year period due to higher taxes on foreign earnings and less favorable impact of discrete items.
•Net income attributable to common stockholders was $206.4 million for the second quarter of 2022 compared to $104.8 million for the second quarter of 2021. Adjusted for merger-related and integration costs, accelerated trademark amortization expense, and the related income tax effects, net income attributable to common stockholders was $218.9 million for the second quarter of 2022 compared to $137.2 million for the second quarter of 2021. Adjusted net income attributable to common stockholders increased 59.5% year-over-year.
•Earnings per diluted share for the second quarter of 2022 was $3.95, based on 52.2 million diluted shares, compared to $2.02 for the second quarter of 2021, based on 52.0 million diluted shares. Adjusted for merger-related and integration costs, accelerated trademark amortization expense, and the related income tax effects, earnings per diluted share for the second quarter of 2022 was $4.19 compared to $2.64 for the second quarter of 2021. Adjusted earnings per diluted share increased 58.7% year-over-year.
•Operating cash flow for the second quarter of 2022 was an outflow of $132.6 million compared to an outflow of $17.7 million for the second quarter of 2021. The net cash outflow in the second quarter of 2022 was primarily driven by changes in working capital, including an increase in trade accounts receivable of $392.2 million resulting from higher sales. An increase in inventories of $316.6 million also contributed to the net cash outflow resulting from investments to address both supply chain challenges and to support our strong sales growth opportunities, partially offset by a corresponding increase in accounts payable of $334.3 million.

The following are results for the six months ended June 30, 2022 compared to the six months ended June 30, 2021.
•Net sales were $10.4 billion for the first six months of 2022 compared to $8.6 billion for the first six months of 2021, an increase of 20.6% reflecting price inflation, continued strong demand, secular growth trends, and expanded product and service offerings. Organic sales for the first six months of 2022 grew by 21.0% as the number of workdays positively impacted reported net sales by 0.8%, while fluctuations in foreign exchange rates and the divestiture of Wesco's legacy utility and data communications businesses in Canada in the first quarter of 2021 negatively impacted reported net sales by 1.0% and 0.2%, respectively.
•Cost of goods sold for the first six months of 2022 was $8.2 billion compared to $6.9 billion for the first six months of 2021, and gross profit was $2.2 billion and $1.8 billion, respectively. As a percentage of net sales, gross profit was 21.5% and 20.6% for the first six months of 2022 and 2021, respectively. Gross profit as a percentage of net sales for the first six months of 2022 reflects our focus on value-driven pricing and the continued momentum of our gross margin improvement program, along with a benefit from inflation due to the use of the average cost method to value inventories. The first six months of 2021 included a write-down to the carrying value of certain personal protective equipment inventories that unfavorably impacted gross profit as a percentage of net sales by approximately 20 basis points.
•SG&A expenses were $1.5 billion, or 14.3% of net sales, for the first six months of 2022, compared to $1.3 billion, or 15.5% of net sales, for the first six months of 2021. SG&A expenses for the first six months of 2022 include merger-related and integration costs of $39.0 million. Adjusted for this amount, SG&A expenses were 13.9% of net sales for the first six months of 2022. SG&A expenses for the first six months of 2022 reflect higher salaries and variable compensation expenses, as well as higher volume-related costs driven by significant sales growth. In addition, digital transformation initiatives contributed to higher information technology expenses in the first six months of 2022. The realization of integration cost synergies partially offset these increases. SG&A expenses for the first six months of 2021 include merger-related and integration costs of $84.0 million, as well as a net gain of $8.9 million resulting from the Canadian divestitures. Adjusted for these amounts, SG&A expenses were 14.6% of net sales for the first six months of 2021.
•Depreciation and amortization for the first six months of 2022 was $92.8 million compared to $87.9 million for the first six months of 2021, an increase of $4.9 million. In connection with an integration initiative to review the Company's brand strategy, certain legacy trademarks are migrating to a master brand architecture, which resulted in $9.0 million and $5.0 million of accelerated amortization expense for the first six months of 2022 and 2021, respectively.
•Operating profit was $654.7 million for the first six months of 2022 compared to $352.1 million for the first six months of 2021, an increase of $302.6 million, or 85.9%. Operating profit as a percentage of net sales was 6.3% for the current six month period compared to 4.1% for the first six months of the prior year. Operating profit for the first six months of 2022 includes the merger-related and integration costs, and accelerated trademark amortization expense described above. Adjusted for these amounts, operating profit was $702.7 million, or 6.7% of net sales. For the first six months of 2021, operating profit was $432.3 million, or 5.0% of net sales, adjusted for merger-related and integration costs of $84.0 million, accelerated trademark amortization expense of $5.0 million, and the net gain on the Canadian divestitures of $8.9 million. Adjusted operating margin was up 170 basis points compared to the prior year.
•Net interest expense for the first six months of 2022 was $132.1 million compared to $138.0 million for the first six months of 2021. The decrease reflects the repayment of fixed rate debt with variable debt that had lower borrowing rates.
•The effective tax rate for the first six months of 2022 was 22.6% compared to 18.1% for the first six months of 2021. The effective tax rates for the current six month period and the comparable prior year period reflect discrete income tax benefits of $13.4 million and $8.3 million resulting from reductions to the valuation allowance recorded against foreign tax credit carryforwards, respectively, as well as discrete income tax benefits associated with the exercise and vesting of stock-based awards of $6.1 million and $4.5 million, respectively. These discrete income tax benefits reduced the estimated annual effective tax rates in such periods by approximately 3.7 and 5.9 percentage points, respectively.
•Net income attributable to common stockholders was $373.2 million for the first six months of 2022 compared to $149.7 million for the first six months of 2021. Adjusted for merger-related and integration costs, accelerated trademark amortization expense, and the related income tax effects, net income attributable to common stockholders was $408.6 million for the first six months of 2022. Adjusted for merger-related and integration costs, accelerated trademark amortization expense, net gain on Canadian divestitures, and the related income tax effects, net income attributable to common stockholders for the first six months of 2021 was $210.5 million. Adjusted net income attributable to common stockholders increased 94.1% year-over-year.

•Earnings per diluted share for the first six months of 2022 was $7.15, based on 52.2 million diluted shares, compared to $2.89 for the first six months of 2021, based on 51.9 million diluted shares. Adjusted for merger-related and integration costs, accelerated trademark amortization expense, and the related income tax effects, earnings per diluted share for the first six months of 2022 was $7.82. Adjusted for merger-related and integration costs, accelerated trademark amortization expense, net gain on Canadian divestitures, and the related income tax effects, earnings per diluted share for the first six months of 2021 was $4.06. Adjusted earnings per diluted share increased 92.6% year-over-year.
•Operating cash flow for the first six months of 2022 was an outflow of $304.5 million compared to an inflow of $102.8 million for the first six months of 2021. Operating cash flow for the current year period was lower than the comparable prior year period primarily due to changes in working capital to support double-digit sales growth.

Segment Results
The Company has operating segments comprising three strategic business units consisting of Electrical & Electronic Solutions ("EES"), Communications & Security Solutions ("CSS") and Utility & Broadband Solutions ("UBS").
The Company incurs corporate costs primarily related to treasury, tax, information technology, legal and other centralized functions. Segment results include depreciation expense or other allocations related to various corporate assets. Interest expense and other non-operating items are either not allocated to the segments or reviewed on a segment basis. Corporate expenses not directly identifiable with our reportable segments are reported in the tables below to reconcile the reportable segments to the consolidated financial statements.
The following are results by segment for the three months ended June 30, 2022 compared to the three months ended June 30, 2021:
•EES reported net sales of $2.3 billion for the second quarter of 2022 compared to $1.9 billion for the second quarter of 2021, an increase of 21.2%. Organic sales for the second quarter of 2022 grew by 23.1% as fluctuations in foreign exchange rates negatively impacted reported net sales by 1.9%. Sequentially, reported net sales grew 11.5% and organic sales increased 10.4%, reflecting continued strong demand. The increase compared to the prior year quarter reflects strong sales growth in our construction, original equipment manufacturer, and industrial businesses due to business expansion, price inflation, as well as the benefits of cross selling. Operating profit was $221.5 million for the second quarter of 2022 compared to $153.7 million for the second quarter of 2021, an increase of $67.8 million, or 44.1%. The increase primarily reflects the factors impacting the overall business, as described above. EBITDA, adjusted for other non-operating income and non-cash stock-based compensation expense, was $235.4 million for the second quarter of 2022, or 10.1% of net sales, compared to $168.0 million for the second quarter of 2021, or 8.7% of net sales. Adjusted EBITDA increased $67.5 million, or 40.2% year-over-year.
•CSS reported net sales of $1.6 billion for the second quarter of 2022 compared to $1.5 billion for the second quarter of 2021, an increase of 9.6%. Organic sales for the second quarter of 2022 grew by 11.5% as fluctuations in foreign exchange rates negatively impacted reported net sales by 1.9%. Sequentially, reported net sales grew 11.7% and organic sales increased 10.7%. The increase compared to the prior year quarter, as well as sequentially, reflects strong growth in our network infrastructure and security solutions businesses, as well as price inflation and the benefits of cross selling, partially offset by the effect of supply chain constraints. Operating profit was $130.7 million for the second quarter of 2022 compared to $111.3 million for the second quarter of 2021, an increase of $19.4 million, or 17.4%. The increase primarily reflects the factors impacting the overall business, as described above. Operating profit for the second quarter of 2021 was negatively impacted by approximately 40 basis points from the inventory write-down described above. EBITDA, adjusted for other non-operating expenses and non-cash stock-based compensation expense, was $150.0 million for the second quarter of 2022, or 9.4% of net sales, compared to $131.1 million for the second quarter of 2021, or 9.0% of net sales. Adjusted EBITDA increased $18.9 million, or 14.4% year-over-year.
•UBS reported net sales of $1.6 billion for the second quarter of 2022 compared to $1.2 billion for the second quarter of 2021, an increase of 28.0%. Organic sales for the second quarter of 2022 grew by 28.6% as fluctuations in foreign exchange rates negatively impacted reported net sales by 0.6%. Sequentially, reported net sales grew 10.2% and organic sales increased 8.7%. The increase compared to the prior year quarter, as well as sequentially, reflects price inflation, broad-based growth driven by investments in grid modernization, connectivity demand and rural broadband development, as well as expansion in our integrated supply business. Operating profit was $162.4 million for the second quarter of 2022 compared to $94.7 million for the second quarter of 2021, an increase of $67.7 million, or 71.5%. The increase primarily reflects the factors impacting the overall business, as described above. EBITDA, adjusted for other non-operating expenses and non-cash stock-based compensation expense, was $169.0 million for the second quarter of 2022, or 10.9% of net sales, compared to $100.7 million for the second quarter of 2021, or 8.3% of net sales. Adjusted EBITDA increased $68.3 million, or 67.9% year-over-year.

The following are results by segment for the six months ended June 30, 2022 compared to the six months ended June 30, 2021.
•EES reported net sales of $4.4 billion for the first six months of 2022 compared to $3.6 billion for the first six months of 2021, an increase of 21.3%. Organic sales for the first six months of 2022 grew by 21.9% as the number of workdays positively impacted reported net sales by 0.8%, while fluctuations in foreign exchange rates and the Canadian divestitures described above negatively impacted reported net sales by 1.2% and 0.2%, respectively. The increase reflects strong sales growth in our construction, original equipment manufacturer, and industrial businesses due to business expansion, price inflation, as well as the benefits of cross selling and secular growth trends in electrification and automation. Operating profit was $400.3 million for the first six months of 2022 compared to $253.9 million for the first six months of 2021, an increase of $146.4 million, or 57.7%. The increase primarily reflects the factors impacting the overall business, as described above. EBITDA, adjusted for other non-operating income and non-cash stock-based compensation expense, was $427.9 million for the first six months of 2022, or 9.7% of net sales, compared to $280.0 million for the first six months of 2021, or 7.7% of net sales. Adjusted EBITDA increased $147.9 million, or 52.8% year-over-year.
•CSS reported net sales of $3.0 billion for the first six months of 2022 compared to $2.7 billion for the first six months of 2021, an increase of 12.0%. Organic sales for the first six months of 2022 grew by 12.6% as the number of workdays positively impacted reported net sales by 0.8% and fluctuations in foreign exchange rates negatively impacted reported net sales by 1.4%. The increase reflects strong growth in our network infrastructure and security solutions businesses, as well as price inflation and the benefits of cross selling, partially offset by the effect of supply chain constraints. Operating profit was $234.8 million for the first six months of 2022 compared to $185.2 million for the first six months of 2021, an increase of $49.6 million, or 26.8%. The increase primarily reflects the factors impacting the overall business, as described above. Additionally, operating profit for the first six months of 2021 was negatively impacted by approximately 50 basis points from the inventory write-down described above. EBITDA, adjusted for other non-operating expenses and non-cash stock-based compensation expense, was $273.1 million for the first six months of 2022, or 9.0% of net sales, compared to $221.8 million for the first six months of 2021, or 8.2% of net sales. Adjusted EBITDA increased $51.2 million, or 23.1% year-over-year.
•UBS reported net sales of $3.0 billion for the first six months of 2022 compared to $2.3 billion for the first six months of 2021, an increase of 29.7%. Organic sales for the first six months of 2022 grew by 29.5% as the number of workdays positively impacted reported net sales by 0.8%, while fluctuations in foreign exchange rates and the Canadian divestitures described above negatively impacted reported net sales by 0.4% and 0.2%, respectively. The increase reflects price inflation, broad-based growth in our utility and broadband businesses, as well as expansion in our integrated supply business. Operating profit was $292.4 million for the first six months of 2022 compared to $181.7 million for the first six months of 2021, an increase of $110.7 million, or 60.9%. The increase primarily reflects the factors impacting the overall business, as described above, offset by the benefit in the first quarter of 2021 from the net gain on the Canadian divestitures. EBITDA, adjusted for other non-operating expenses, non-cash stock-based compensation expense, and the net gain on the Canadian divestitures in the first quarter of 2021 was $305.4 million for the first six months of 2022, or 10.3% of net sales, compared to $184.4 million for the first six months of 2021, or 8.1% of net sales. Adjusted EBITDA increased $121.0 million, or 65.7% year-over-year.
Webcast and Teleconference Access
Wesco will conduct a webcast and teleconference to discuss the second quarter of 2022 earnings as described in this News Release on Thursday, August 4, 2022, at 10:00 a.m. E.T. The call will be broadcast live over the internet and can be accessed from the Investor Relations page of the Company's website at https://investors.wesco.com. The call will be archived on this internet site for seven days.
Wesco International (NYSE: WCC) builds, connects, powers and protects the world. Headquartered in Pittsburgh, Pennsylvania, Wesco is a FORTUNE 500® company with more than $18 billion in annual sales and a leading provider of business-to-business distribution, logistics services and supply chain solutions. Wesco offers a best-in-class product and services portfolio of Electrical and Electronic Solutions, Communications and Security Solutions, and Utility and Broadband Solutions. The Company employs approximately 18,000 people, partners with the industry’s premier suppliers, and serves thousands of customers around the world, including more than 90% of FORTUNE 100® companies. With nearly 1,500,000 products, end-to-end supply chain services, and leading digital capabilities, Wesco provides innovative solutions to meet customer needs across commercial and industrial businesses, contractors, government agencies, institutions, telecommunications providers, and utilities. Wesco operates approximately 800 branches, warehouses and sales offices in more than 50 countries, providing a local presence for customers and a global network to serve multi-location businesses and multi-national corporations.

Forward-Looking Statements
All statements made herein that are not historical facts should be considered as forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially. These statements include, but are not limited to, statements regarding the expected benefits and costs of the transaction between Wesco and Anixter International Inc., including anticipated future financial and operating results, synergies, accretion and growth rates, and the combined company's plans, objectives, expectations and intentions, statements that address the combined company's expected future business and financial performance, and other statements identified by words such as "anticipate," "plan," "believe," "estimate," "intend," "expect," "project," "will" and similar words, phrases or expressions. These forward-looking statements are based on current expectations and beliefs of Wesco's management, as well as assumptions made by, and information currently available to, Wesco's management, current market trends and market conditions and involve risks and uncertainties, many of which are outside of Wesco's and Wesco's management's control, and which may cause actual results to differ materially from those contained in forward-looking statements. Accordingly, you should not place undue reliance on such statements.
Those risks, uncertainties and assumptions include the risk of any unexpected costs or expenses resulting from the transaction, the risk that the transaction could have an adverse effect on the ability of the combined company to retain customers and retain and hire key personnel and maintain relationships with its suppliers, customers and other business relationships and on its operating results and business generally, or the risk that problems may arise in successfully integrating the businesses of the companies, which may result in the combined company not operating as effectively and efficiently as expected, the risk that the combined company may be unable to achieve synergies or other anticipated benefits of the transaction or it may take longer than expected to achieve those synergies or benefits, the risk that the leverage of the company may be higher than anticipated, the impact of natural disasters (including as a result of climate change), health epidemics, pandemics and other outbreaks, such as the ongoing COVID-19 pandemic, supply chain disruptions, and the impact of Russia's invasion of Ukraine, including the impact of sanctions or other actions taken by the U.S. or other countries, the increased risk of cyber incidents and exacerbation of key materials shortages, inflationary cost pressures, material cost increases, demand volatility, and logistics and capacity constraints, which may have a material adverse effect on the combined company's business, results of operations and financial condition, and other important factors that could cause actual results to differ materially from those projected. All such factors are difficult to predict and are beyond each company's control. Additional factors that could cause results to differ materially from those described above can be found in Wesco's Annual Report on Form 10-K for the fiscal year ended December 31, 2021 and Wesco's other reports filed with the U.S. Securities and Exchange Commission.

Contact Information
Investor Relations	Corporate Communications
Will Ruthrauff Director, Investor Relations 484-885-5648	Jennifer Sniderman Senior Director, Corporate Communications 717-579-6603
http://www.wesco.com

WESCO INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(dollar amounts in thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	June 30, 2022		June 30, 2021
Net sales	$5,483,525		$4,595,790
Cost of goods sold (excluding depreciation and amortization)	4,294,086	78.3%	3,630,633	79.0%
Selling, general and administrative expenses	772,864	14.1%	699,581	15.2%
Depreciation and amortization	45,866		46,704
Income from operations	370,709	6.8%	218,872	4.8%
Interest expense, net	68,478		67,590
Other expense (income), net	1,195		(802)
Income before income taxes	301,036	5.5%	152,084	3.3%
Provision for income taxes	79,887		32,800
Net income	221,149	4.0%	119,284	2.6%
Net income attributable to noncontrolling interests	443		89
Net income attributable to WESCO International, Inc.	220,706	4.0%	119,195	2.6%
Preferred stock dividends	14,352		14,352
Net income attributable to common stockholders	$206,354	3.8%	$104,843	2.3%

Earnings per diluted share attributable to common stockholders	$3.95		$2.02
Weighted-average common shares outstanding and common share equivalents used in computing earnings per diluted common share (in thousands)	52,220		51,994

Reportable Segments
Net sales:
Electrical & Electronic Solutions	$2,330,153		$1,923,011
Communications & Security Solutions	1,601,997		1,461,120
Utility & Broadband Solutions	1,551,375		1,211,659
	$5,483,525		$4,595,790
Income from operations:
Electrical & Electronic Solutions	$221,506		$153,740
Communications & Security Solutions	130,745		111,257
Utility & Broadband Solutions	162,428		94,693
Corporate	(143,970)		(140,818)
	$370,709		$218,872

WESCO INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(dollar amounts in thousands, except per share amounts)
(Unaudited)

	Six Months Ended
	June 30, 2022		June 30, 2021
Net sales	$10,415,706		$8,637,267
Cost of goods sold (excluding depreciation and amortization)	8,177,160	78.5%	6,861,074	79.4%
Selling, general and administrative expenses	1,490,962	14.3%	1,336,157	15.5%
Depreciation and amortization	92,846		87,913
Income from operations	654,738	6.3%	352,123	4.1%
Interest expense, net	132,098		137,963
Other expense (income), net	2,319		(3,609)
Income before income taxes	520,321	5.0%	217,769	2.5%
Provision for income taxes	117,541		39,331
Net income	402,780	3.9%	178,438	2.1%
Net income attributable to noncontrolling interests	831		65
Net income attributable to WESCO International, Inc.	401,949	3.9%	178,373	2.1%
Preferred stock dividends	28,704		28,704
Net income attributable to common stockholders	$373,245	3.6%	$149,669	1.7%

Earnings per diluted share attributable to common stockholders	$7.15		$2.89
Weighted-average common shares outstanding and common share equivalents used in computing earnings per diluted common share (in thousands)	52,229		51,875

Reportable Segments
Net sales:
Electrical & Electronic Solutions	$4,420,112		$3,643,824
Communications & Security Solutions	3,036,172		2,711,735
Utility & Broadband Solutions	2,959,422		2,281,708
	$10,415,706		$8,637,267
Income from operations:
Electrical & Electronic Solutions	$400,277		$253,852
Communications & Security Solutions	234,776		185,220
Utility & Broadband Solutions	292,376		181,723
Corporate	(272,691)		(268,672)
	$654,738		$352,123

WESCO INTERNATIONAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(dollar amounts in thousands)
(Unaudited)

	As of
	June 30, 2022	December 31, 2021
Assets
Current Assets
Cash and cash equivalents	$236,792	$212,583
Trade accounts receivable, net	3,635,840	2,957,613
Inventories	3,165,828	2,666,219
Other current assets	568,015	513,696
Total current assets	7,606,475	6,350,111

Goodwill and intangible assets	5,079,588	5,152,474
Other assets	1,177,203	1,115,114
Total assets	$13,863,266	$12,617,699

Liabilities and Stockholders' Equity
Current Liabilities
Accounts payable	$2,652,306	$2,140,251
Short-term debt and current portion of long-term debt, net(1)	70,628	9,528
Other current liabilities	869,900	900,029
Total current liabilities	3,592,834	3,049,808

Long-term debt, net	5,039,857	4,701,542
Other noncurrent liabilities	1,119,268	1,090,138
Total liabilities	9,751,959	8,841,488

Stockholders' Equity
Total stockholders' equity	4,111,307	3,776,211
Total liabilities and stockholders' equity	$13,863,266	$12,617,699

(1)    As of June 30, 2022, short-term debt and current portion of long-term debt includes the $58.6 million aggregate principal amount of the Company's 5.50% Anixter Senior Notes due 2023, which mature on March 1, 2023.

WESCO INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(dollar amounts in thousands)
(Unaudited)

	Six Months Ended
	June 30, 2022	June 30, 2021
Operating Activities:
Net income	$402,780	$178,438
Add back (deduct):
Depreciation and amortization	92,846	87,913
Deferred income taxes	1,264	(2,959)
Change in trade receivables, net	(716,767)	(372,287)
Change in inventories	(530,763)	(268,272)
Change in accounts payable	534,283	474,918
Other, net	(88,174)	5,044
Net cash (used in) provided by operating activities	(304,531)	102,795

Investing Activities:
Capital expenditures	(31,641)	(20,191)
Other, net(1)	679	52,545
Net cash (used in) provided by investing activities	(30,962)	32,354

Financing Activities:
Debt borrowings (repayments), net(2)	394,557	(235,778)
Payments for taxes related to net-share settlement of equity awards	(17,212)	(12,433)
Payment of dividends	(28,704)	(28,704)
Other, net	(8,150)	(12,767)
Net cash provided by (used in) financing activities	340,491	(289,682)

Effect of exchange rate changes on cash and cash equivalents	19,211	(6,711)

Net change in cash and cash equivalents	24,209	(161,244)
Cash and cash equivalents at the beginning of the period	212,583	449,135
Cash and cash equivalents at the end of the period	$236,792	$287,891
(1)    For the six months ended June 30, 2021, other investing activities includes cash consideration totaling approximately $54.3 million from the divestiture of Wesco's legacy utility and data communications businesses in Canada. The Company used the net proceeds from the divestitures to repay indebtedness.
(2)    The six months ended June 30, 2021 includes the redemption of the Company's $500.0 million aggregate principal amount of 2021 Notes. The redemption of the 2021 Notes was funded with excess cash, as well as borrowings under the Company's accounts receivable securitization and revolving credit facilities.

NON-GAAP FINANCIAL MEASURES

In addition to the results provided in accordance with U.S. Generally Accepted Accounting Principles ("U.S. GAAP") above, this earnings release includes certain non-GAAP financial measures. These financial measures include organic sales growth, gross profit, gross margin, earnings before interest, taxes, depreciation and amortization (EBITDA), adjusted EBITDA, adjusted EBITDA margin, financial leverage, free cash flow, adjusted selling, general and administrative expenses, adjusted income from operations, adjusted operating margin, adjusted provision for income taxes, adjusted income before income taxes, adjusted net income, adjusted net income attributable to WESCO International, Inc., adjusted net income attributable to common stockholders, and adjusted earnings per diluted share. The Company believes that these non-GAAP measures are useful to investors as they provide a better understanding of our financial condition and results of operations on a comparable basis. Additionally, certain non-GAAP measures either focus on or exclude items impacting comparability of results such as merger-related and integration costs, and the related income tax effect of such items, allowing investors to more easily compare the Company's financial performance from period to period. Management does not use these non-GAAP financial measures for any purpose other than the reasons stated above.

WESCO INTERNATIONAL, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(dollar amounts in thousands, except per share data)
(Unaudited)

Organic Sales Growth by Segment - QTD:

	Three Months Ended		Growth/(Decline)
	June 30, 2022	June 30, 2021	Reported	Divestiture Impact	Foreign Exchange Impact	Workday Impact	Organic Growth

EES	$2,330,153	$1,923,011	21.2%	—%	(1.9)%	—%	23.1%
CSS	1,601,997	1,461,120	9.6%	—%	(1.9)%	—%	11.5%
UBS	1,551,375	1,211,659	28.0%	—%	(0.6)%	—%	28.6%
Total net sales	$5,483,525	$4,595,790	19.3%	—%	(1.6)%	—%	20.9%

Organic Sales Growth by Segment - YTD:

	Six Months Ended		Growth/(Decline)
	June 30, 2022	June 30, 2021	Reported	Divestiture Impact	Foreign Exchange Impact	Workday Impact	Organic Growth

EES	$4,420,112	$3,643,824	21.3%	(0.2)%	(1.2)%	0.8%	21.9%
CSS	3,036,172	2,711,735	12.0%	—%	(1.4)%	0.8%	12.6%
UBS	2,959,422	2,281,708	29.7%	(0.2)%	(0.4)%	0.8%	29.5%
Total net sales	$10,415,706	$8,637,267	20.6%	(0.2)%	(1.0)%	0.8%	21.0%

Organic Sales Growth by Segment - Sequential:

	Three Months Ended		Growth/(Decline)
	June 30, 2022	March 31, 2022	Reported	Divestiture Impact	Foreign Exchange Impact	Workday Impact	Organic Growth

EES	$2,330,153	$2,089,959	11.5%	—%	(0.5)%	1.6%	10.4%
CSS	1,601,997	1,434,175	11.7%	—%	(0.6)%	1.6%	10.7%
UBS	1,551,375	1,408,047	10.2%	—%	(0.1)%	1.6%	8.7%
Total net sales	$5,483,525	$4,932,181	11.2%	—%	(0.4)%	1.6%	10.0%
Note: Organic sales growth is a non-GAAP financial measure of sales performance. Organic sales growth is calculated by deducting the percentage impact from acquisitions and divestitures for one year following the respective transaction, fluctuations in foreign exchange rates and number of workdays from the reported percentage change in consolidated net sales.

WESCO INTERNATIONAL, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(dollar amounts in thousands, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
Gross Profit:	June 30, 2022	June 30, 2021	June 30, 2022	June 30, 2021

Net sales	$5,483,525	$4,595,790	$10,415,706	$8,637,267
Cost of goods sold (excluding depreciation and amortization)	4,294,086	3,630,633	8,177,160	6,861,074
Gross profit	$1,189,439	$965,157	$2,238,546	$1,776,193
Gross margin	21.7%	21.0%	21.5%	20.6%

Three Months Ended
Gross Profit:	March 31, 2022

Net sales	$4,932,181
Cost of goods sold (excluding depreciation and amortization)	3,883,074
Gross profit	$1,049,107
Gross margin	21.3%
Note: Gross profit is a financial measure commonly used in the distribution industry. Gross profit is calculated by deducting cost of goods sold, excluding depreciation and amortization, from net sales. Gross margin is calculated by dividing gross profit by net sales.

WESCO INTERNATIONAL, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(dollar amounts in thousands, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
Adjusted SG&A Expenses:	June 30, 2022	June 30, 2021	June 30, 2022	June 30, 2021

Selling, general and administrative expenses	$772,864	$699,581	$1,490,962	$1,336,157
Merger-related and integration costs	(13,427)	(37,720)	(38,990)	(84,042)
Net gain on divestitures	—	—	—	8,927
Adjusted selling, general and administrative expenses	$759,437	$661,861	$1,451,972	$1,261,042
Percentage of net sales	13.8%	14.4%	13.9%	14.6%

	Three Months Ended		Six Months Ended
Adjusted Income from Operations:	June 30, 2022	June 30, 2021	June 30, 2022	June 30, 2021

Income from operations	$370,709	$218,872	$654,738	$352,123
Merger-related and integration costs	13,427	37,720	38,990	84,042
Accelerated trademark amortization	3,672	5,049	8,995	5,049
Net gain on divestitures	—	—	—	(8,927)
Adjusted income from operations	$387,808	$261,641	$702,723	$432,287
Adjusted income from operations margin %	7.1%	5.7%	6.7%	5.0%

	Three Months Ended		Six Months Ended
Adjusted Provision for Income Taxes:	June 30, 2022	June 30, 2021	June 30, 2022	June 30, 2021

Provision for income taxes	$79,887	$32,800	$117,541	$39,331
Income tax effect of adjustments to income from operations(1)	4,531	10,381	12,614	19,348
Adjusted provision for income taxes	$84,418	$43,181	$130,155	$58,679
(1)    The adjustments to income from operations have been tax effected at rates of approximately 26% for the three and six months ended June 30, 2022 and 24% for the three and six months ended June 30, 2021.

WESCO INTERNATIONAL, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(dollar amounts in thousands, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
Adjusted Earnings per Diluted Share:	June 30, 2022	June 30, 2021	June 30, 2022	June 30, 2021

Adjusted income from operations	$387,808	$261,641	$702,723	$432,287
Interest expense, net	68,478	67,590	132,098	137,963
Other expense (income), net	1,195	(802)	2,319	(3,609)
Adjusted income before income taxes	318,135	194,853	568,306	297,933
Adjusted provision for income taxes	84,418	43,181	130,155	58,679
Adjusted net income	233,717	151,672	438,151	239,254
Net income attributable to noncontrolling interests	443	89	831	65
Adjusted net income attributable to WESCO International, Inc.	233,274	151,583	437,320	239,189
Preferred stock dividends	14,352	14,352	28,704	28,704
Adjusted net income attributable to common stockholders	$218,922	$137,231	$408,616	$210,485

Diluted shares	52,220	51,994	52,229	51,875
Adjusted earnings per diluted share	$4.19	$2.64	$7.82	$4.06
Note: For the three and six months ended June 30, 2022, SG&A expenses, income from operations, the provision for income taxes and earnings per diluted share have been adjusted to exclude merger-related and integration costs, accelerated amortization expense associated with migrating to the Company's master brand architecture, and the related income tax effects. For the three and six months ended June 30, 2021, SG&A expenses, income from operations, the provision for income taxes and earnings per diluted share have been adjusted to exclude merger-related and integration costs, a net gain on the divestiture of Wesco's legacy utility and data communications businesses in Canada, accelerated amortization expense associated with migrating to the Company's master brand architecture, and the related income tax effects. These non-GAAP financial measures provide a better understanding of the Company's financial results on a comparable basis.

WESCO INTERNATIONAL, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(dollar amounts in thousands, except per share data)
(Unaudited)

	Three Months Ended June 30, 2022
EBITDA and Adjusted EBITDA by Segment:	EES	CSS	UBS	Corporate	Total

Net income attributable to common stockholders	$222,758	$130,639	$161,784	$(308,827)	$206,354
Net income attributable to noncontrolling interests	151	—	—	292	443
Preferred stock dividends	—	—	—	14,352	14,352
Provision for income taxes	—	—	—	79,887	79,887
Interest expense, net	—	—	—	68,478	68,478
Depreciation and amortization	11,198	17,855	5,670	11,143	45,866
EBITDA	$234,107	$148,494	$167,454	$(134,675)	$415,380
Other (income) expense, net	(1,403)	106	644	1,848	1,195
Stock-based compensation expense(1)	2,745	1,442	937	9,334	14,458
Merger-related and integration costs	—	—	—	13,427	13,427
Adjusted EBITDA	$235,449	$150,042	$169,035	$(110,066)	$444,460
Adjusted EBITDA margin %	10.1%	9.4%	10.9%		8.1%
(1) Stock-based compensation expense in the calculation of adjusted EBITDA for the three months ended June 30, 2022 excludes $1.4 million as such amount is included in merger-related and integration costs.

	Three Months Ended June 30, 2021
EBITDA and Adjusted EBITDA by Segment:	EES	CSS	UBS	Corporate	Total

Net income attributable to common stockholders	$153,976	$111,046	$94,688	$(254,867)	$104,843
Net (loss) income attributable to noncontrolling interests	(76)	—	—	165	89
Preferred stock dividends	—	—	—	14,352	14,352
Provision for income taxes	—	—	—	32,800	32,800
Interest expense, net	—	—	—	67,590	67,590
Depreciation and amortization	12,781	19,241	5,466	9,216	46,704
EBITDA	$166,681	$130,287	$100,154	$(130,744)	$266,378
Other (income) expense, net	(160)	211	5	(858)	(802)
Stock-based compensation expense(1)	1,434	641	543	3,331	5,949
Merger-related and integration costs	—	—	—	37,720	37,720
Adjusted EBITDA	$167,955	$131,139	$100,702	$(90,551)	$309,245
Adjusted EBITDA margin %	8.7%	9.0%	8.3%		6.7%
(1) Stock-based compensation expense in the calculation of adjusted EBITDA for the three months ended June 30, 2021 excludes $1.3 million as such amount is included in merger-related and integration costs.

Note: EBITDA, Adjusted EBITDA and Adjusted EBITDA margin % are non-GAAP financial measures that provide indicators of the Company's performance and its ability to meet debt service requirements. EBITDA is defined as earnings before interest, taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA before foreign exchange and other non-operating expenses (income), non-cash stock-based compensation, and merger-related and integration costs. Adjusted EBITDA margin % is calculated by dividing Adjusted EBITDA by net sales.

WESCO INTERNATIONAL, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(dollar amounts in thousands, except per share data)
(Unaudited)

	Six Months Ended June 30, 2022
EBITDA and Adjusted EBITDA by Segment:	EES	CSS	UBS	Corporate	Total

Net income attributable to common stockholders	$401,493	$234,326	$291,766	$(554,340)	$373,245
Net income attributable to noncontrolling interests	361	—	—	470	831
Preferred stock dividends	—	—	—	28,704	28,704
Provision for income taxes	—	—	—	117,541	117,541
Interest expense, net	—	—	—	132,098	132,098
Depreciation and amortization	23,222	35,986	11,456	22,182	92,846
EBITDA	$425,076	$270,312	$303,222	$(253,345)	$745,265
Other (income) expense, net	(1,577)	450	610	2,836	2,319
Stock-based compensation expense(1)	4,366	2,319	1,563	13,760	22,008
Merger-related and integration costs	—	—	—	38,990	38,990
Adjusted EBITDA	$427,865	$273,081	$305,395	$(197,759)	$808,582
Adjusted EBITDA margin %	9.7%	9.0%	10.3%		7.8%
(1) Stock-based compensation expense in the calculation of adjusted EBITDA for the six months ended June 30, 2022 excludes $2.7 million as such amount is included in merger-related and integration costs.

	Six Months Ended June 30, 2021
EBITDA and Adjusted EBITDA by Segment:	EES	CSS	UBS	Corporate	Total

Net income attributable to common stockholders	$254,606	$184,639	$181,701	$(471,277)	$149,669
Net (loss) income attributable to noncontrolling interests	(151)	—	—	216	65
Preferred stock dividends	—	—	—	28,704	28,704
Provision for income taxes	—	—	—	39,331	39,331
Interest expense, net	—	—	—	137,963	137,963
Depreciation and amortization	23,344	35,534	10,676	18,359	87,913
EBITDA	$277,799	$220,173	$192,377	$(246,704)	$443,645
Other (income) expense, net	(603)	581	22	(3,609)	(3,609)
Stock-based compensation expense(1)	2,785	1,066	883	5,908	10,642
Merger-related and integration costs	—	—	—	84,042	84,042
Net gain on divestitures	—	—	(8,927)	—	(8,927)
Adjusted EBITDA	$279,981	$221,820	$184,355	$(160,363)	$525,793
Adjusted EBITDA margin %	7.7%	8.2%	8.1%		6.1%
(1) Stock-based compensation expense in the calculation of adjusted EBITDA for the six months ended June 30, 2021 excludes $2.5 million as such amount is included in merger-related and integration costs.

Note: EBITDA, Adjusted EBITDA and Adjusted EBITDA margin % are non-GAAP financial measures that provide indicators of the Company's performance and its ability to meet debt service requirements. EBITDA is defined as earnings before interest, taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA before foreign exchange and other non-operating expenses (income), non-cash stock-based compensation expense, merger-related and integration costs, and net gain on the divestiture of Wesco's legacy utility and data communications businesses in Canada. Adjusted EBITDA margin % is calculated by dividing Adjusted EBITDA by net sales.

WESCO INTERNATIONAL, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(dollar amounts in thousands, except per share data)
(Unaudited)

	Twelve Months Ended
Financial Leverage:	June 30, 2022	December 31, 2021

Net income attributable to common stockholders	$631,549	$407,974
Net income attributable to noncontrolling interests	1,787	1,020
Preferred stock dividends	57,407	57,408
Provision for income taxes	193,720	115,510
Interest expense, net	262,209	268,073
Depreciation and amortization	203,487	198,554
EBITDA	1,350,159	1,048,539
Other income, net(1)	(42,185)	(48,112)
Stock-based compensation expense	37,065	25,699
Merger-related and integration costs	113,403	158,484
Net gain on divestitures	—	(8,927)
Adjusted EBITDA	$1,458,442	$1,175,683

	As of
	June 30, 2022	December 31, 2021
Short-term debt and current portion of long-term debt, net	$70,628	$9,528
Long-term debt, net	5,039,857	4,701,542
Debt discount and debt issuance costs(2)	64,059	70,572
Fair value adjustments to Anixter Senior Notes due 2023 and 2025(2)	(615)	(957)
Total debt	5,173,929	4,780,685
Less: cash and cash equivalents	236,792	212,583
Total debt, net of cash	$4,937,137	$4,568,102

Financial leverage ratio	3.4	3.9
(1)    Other non-operating income for the twelve months ended June 30, 2022 and December 31, 2021 includes a $36.6 million curtailment gain resulting from the remeasurement of the Company's pension obligations in the U.S. and Canada due to amending certain terms of such defined benefit plans.
(2)    Debt is presented in the condensed consolidated balance sheets net of debt discount and debt issuance costs, and includes adjustments to record the long-term debt assumed in the merger with Anixter at its acquisition date fair value.
Note: Financial leverage is a non-GAAP measure of the use of debt. Financial leverage ratio is calculated by dividing total debt, excluding debt discount, debt issuance costs and fair value adjustments, net of cash, by adjusted EBITDA. EBITDA is defined as the trailing twelve months earnings before interest, taxes, depreciation and amortization. Adjusted EBITDA is defined as the trailing twelve months EBITDA before foreign exchange and other non-operating expenses (income), non-cash stock-based compensation expense, merger-related and integration costs, and net gain on the divestiture of Wesco's legacy utility and data communications businesses in Canada.

WESCO INTERNATIONAL, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(dollar amounts in thousands, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
Free Cash Flow:	June 30, 2022	June 30, 2021	June 30, 2022	June 30, 2021

Cash flow (used in) provided by operations	$(132,620)	$(17,695)	$(304,531)	$102,795
Less: Capital expenditures	(16,394)	(9,980)	(31,641)	(20,191)
Add: Merger-related and integration cash costs	20,462	27,095	43,260	41,567
Free cash flow	$(128,552)	$(580)	$(292,912)	$124,171
Percentage of adjusted net income	(55)%	—%	(67)%	52%

Note: Free cash flow is a non-GAAP financial measure of liquidity. Capital expenditures are deducted from operating cash flow to determine free cash flow. Free cash flow is available to fund investing and financing activities. For the three and six months ended June 30, 2022 and 2021, the Company paid for certain costs to integrate the acquired Anixter business. Such expenditures have been added back to operating cash flow to determine free cash flow for such periods.